Exhibit 99.1

Internet Surpasses 193 Million Domain Name Registrations

in First Quarter of 2010

Total Base of Top Level Domains Achieves Annual Growth of 6 Percent

Mountain View, Calif. – June 8, 2010 – The Internet grew by 1 million domain names in the first quarter of 2010, according to the latest Domain Name Industry Brief published by VeriSign, Inc. (NASDAQ: VRSN), the trusted provider of Internet infrastructure services for the networked world.

The Domain Name Industry ended the first quarter of 2010 with a base of more than 193 million domain name registrations across all of the Top Level Domain Names (TLDs), an increase of 11 million domain name registrations, or 6 percent, compared to the first quarter of 2009. Compared to the fourth quarter of 2009, domain name registrations grew 0.6 percent.

The overall base of .com and .net domain names grew to 99.3 million domain names in the first quarter of 2010. This represents a 2.7 percent increase over the fourth quarter and a 7 percent increase over the same quarter in 2009. New .com and .net registrations were added at an average of approximately 2.7 million per month in the first quarter of 2010 for a total of 8.1 million new registrations in the quarter. The renewal rate for the first quarter of 2010 was 72 percent, an increase from the fourth quarter of 2009, which was 71.2 percent. Quarterly renewal rates may deviate a few percentage points in either direction each quarter based upon the composition of the expiring base and the contribution of specific registrars.

VeriSign’s average daily Domain Name System (DNS) query load during first quarter 2010 was 54 billion per day with peaks as high as 63.2 billion per day. Compared to fourth quarter 2009, the daily query average and the daily peak queries both saw an increase of 4 percent. Taken annually, the daily average increased 41 percent and the peak daily queries grew 43 percent.

ITIF Report: The Internet Economy 25 Years After .Com

The latest Domain Name Industry Brief spotlights a new study by the Information Technology and Innovation Foundation (ITIF), a Washington, D.C.-based think tank. Titled “The Internet Economy 25 Years After .com: Transforming Commerce & Life,” the study draws on a variety of research sources to gauge the commercial impact of the Internet, in conjunction with the 25th anniversary of the first .com domain name registration.

With one in four people worldwide estimated to use the Internet today, the report measures the reach of e-commerce in solid terms. For instance, ITIF estimates that the annual global economic benefits of the commercial Internet equal $1.5 trillion – a figure that eclipses the global sales of medicine, investment in renewable energy, and government investment in R&D, combined. ITIF also estimates that, assuming e-commerce continues to grow just half as fast as it grew between 2005 and 2010, then by 2020, it will add $3.8 trillion to the global economy.

The far-reaching ITIF report also provides a snapshot of Internet use and its expanding influence on people throughout the world. Among its findings:

•	In Europe, the percentage of online shoppers grew by 85 percent between 2004 and 2009.

•

Experience with online shopping in developing countries is rapidly catching up with that seen in more developed regions. Sixty-three percent of Internet users in Latin American and 70 percent of users in Asia Pacific countries have made at least one purchase online, for example, compared to 85 percent of Internet users in North America and Europe.

•	Although online commerce is becoming commonplace worldwide, it’s still more popular in some countries than others. In assessing 30 nations, ITIF found Denmark, Sweden, the

United Kingdom, and the United States lead the rest of the world in shopping, selling, and doing business online.

•	The country with the highest percentage of adult citizens who have shopped online is Japan, with 52 percent.

“As the ITIF study affirms, the commercial Internet has been a transformational force in the world for the past quarter century,” said Raynor Dahlquist, senior vice president of Naming Services at VeriSign. “To ensure it continues to drive the evolution of entire industries, it’s vital to make strategic and continuous investments in the Internet infrastructure. With Project Apollo, VeriSign is building the infrastructure it believes is essential to manage the Internet’s next wave of growth.”

VeriSign publishes the Domain Name Industry Brief to provide Internet users throughout the world with significant statistical and analytical research and data on the domain name industry and the Internet as a whole. Copies of the 2010 first quarter Domain Name Industry Brief, as well as previous reports, can be obtained at http://www.verisign.com/domain-name-services/domain-information-center/industry-brief/index.html.

About VeriSign

VeriSign, Inc. (NASDAQ: VRSN) is the trusted provider of Internet infrastructure services for the networked world. Billions of times each day, VeriSign helps companies and consumers all over the world engage in communications and commerce with confidence. Additional news and information about the company is available at www.verisign.com.

Contacts

Deana Alvy, dalvy@verisign.com, 703-948-4179

Investor Relations: Nancy Fazioli, ir@verisign.com, 650-426-5146

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as increasing competition and pricing pressure from competing services offered at prices below our prices; the current global economic downturn; challenges to ongoing privatization of Internet administration; new or existing governmental laws and regulations; changes in customer behavior; the inability of VeriSign to successfully develop and market new services; the uncertainty of whether our new services will achieve market acceptance or result in any revenues; system interruptions; security breaches; attacks on the Internet by hackers, viruses, or intentional acts of vandalism; challenges to the building of trust on the Internet; and the uncertainty of whether Project Apollo will achieve its stated objectives More information about potential factors that could affect the company’s business and financial results is included in VeriSign’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. VeriSign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

©2010 VeriSign, Inc. All rights reserved. VeriSign, the VeriSign logo, the checkmark circle, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc., and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.

#  #  #